Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES SIGNS $19 MILLION CONTRACT WITH DOE TO SCALE UP CLEAN COAL TECHNOLOGY

Solid-Sorbent-Based Carbon Capture Technology Is Being Developed to Reduce Carbon Emissions from

Power Generating and Industrial Plants

Littleton, CO – October 4, 2010 – ADA-ES, Inc. (NASDAQ: ADES) (“ADA”) today announced that it has signed a new contract with the Department of Energy (DOE) to continue development of clean coal technology to capture carbon dioxide from coal-fired power plants and industrial sources. ADA will be the prime contractor for the $19 million project that will be administered by DOE’s National Energy Technology Laboratory (NETL) which is providing $15 million of the funding. ADA expects $4 million in co-funding and support to be provided by several major utility companies including Southern Company (NYSE: SO), Luminant and the Electric Power Research Institute (EPRI).

The project provides funding to advance ADA’s commercialization plan for regenerable solid-sorbent technology, which is designed to capture carbon dioxide generated by coal-fired power plants. In 2010, ADA began the first field tests of this technology on a $3.2 million program co-funded by DOE, as well as several major forward-thinking utility companies, and the initial results confirmed the promising performance ADA had demonstrated in the laboratory. Once captured, the carbon dioxide could be either stored underground (sequestration) or beneficially used in processes such as enhanced oil recovery. This technology appears to offer potential cost and energy advantages over competing liquid-solvent-based technologies.

Work will begin immediately on this contract which is expected to run for 51 months to scale-up the technology to the 1 megawatt level, a key step in the technology development process. This contract will not only fund R&D on this technology, but it will also provide significant contributions to ADA’s revenues and margins over the next four plus years.

Dr. Michael Durham, President and CEO of ADA, commented, “ADA has an established track record of engaging in collaborative partnerships with DOE-NETL and our power generating customers to develop and commercialize innovative solutions to reduce emissions from coal, a low-cost, abundant and secure fuel.”

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the U.S. and Canadian coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

ADA-ES NEWS RELEASE OCTOBER 4, 2010	PAGE 2

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection systems, mercury measurement instrumentation, and related services.

•	We are also a joint venture participant in ADA Carbon Solutions (“ADA-CS”), which has commenced operations on its state-of-the-art AC production facility.

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Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

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Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented refined coal technology, CyClean, to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

You are cautioned not to place undue reliance on our forward-looking statements. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements are statements regarding our expectations concerning funding for and participation in the project, expected results and timeframe of the project and impact of the project on ADA’s revenues and margins. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, lack of government funding or co-funding by industry partners; termination or cancellation of the project by DOE; failure of the project to meet its objectives; failure of the DOE to approve subcontracts; changes in laws and regulations, prices and economic conditions; technical, start-up and operational difficulties; availability of raw materials and equipment; loss of key personnel; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on our forward-looking statements and to consult filings we make with the SEC for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contacts:
ADA-ES, Inc.	Investor Relations Counsel
Mark H. McKinnies, CFO	The Equity Group Inc.
(303) 734-1727	www.theequitygroup.com
www.adaes.com	Melissa Dixon
(212) 836-9613
MDixon@equityny.com
Linda Latman
(212) 836-9609
LLatman@equityny.com